Exhibit 19

Insider Trading Policy Policy Owner: Chief Financial Officer Date of Last Review: December 2024 Date of Last Change: December 2019

Purpose: Old Point Financial Corporation and its subsidiaries, The Old Point National Bank of Phoebus and Old Point Trust & Financial Services, N.A., collectively referred to as the Company, hereby restates its policy against trading on material non-public (or “inside”) information separate and apart from its overall Standard of Conduct and general policy applicable to all employees. Violations of the applicable insider trading laws, inadvertent or otherwise, can result in severe civil and criminal penalties for the culpable individuals, Company management and the Company itself. Such violations can also severely damage the Company’s reputation for integrity and professionalism. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct. This Policy Statement establishes procedures to be followed to prevent both intentional and unintentional acts of prohibited insider trading, and acts that facilitate such trading.

Scope: The Company’s policy against insider trading applies to all Company employees, and the Company does not intend for anything in this Policy Statement to supersede or alter the Company’s Standard of Conduct or its general policy prohibiting insider trading. The Company is directing this specific Policy Statement to those persons who, because of the nature of their employment or position, are most likely to have access to material non-public information regarding the Company. This Policy Statement accordingly covers all Holding Company directors and Company-level executive officers (“Covered Persons”). Covered Persons are also responsible for ensuring that their spouses and other family members residing in their households adhere to the requirements of this Policy Statement.

Trading Prohibition: Any Covered Person who is aware of any material non-public information regarding the Company or regarding any other company shall not trade directly or indirectly in the stock of the Company (unless under a previously initiated stock purchase plan) or the securities of such other company, or disclose such information to other persons likely to trade in such securities. Covered Persons must also refrain from recommending the purchase or sale of the Company’s common stock while in possession of material non-public information, or from knowingly assisting anyone who is engaged in any of the activities prohibited by this Policy Statement.

“Material information” is information that a reasonable investor would consider important in reaching a decision to buy, sell or hold securities, and is therefore likely to affect the market price of a security. Examples of information that may be material, depending on the circumstances, include quarterly earnings releases, changes in earnings estimates, significant acquisitions and mergers, changes in dividend policy, acquisition or loss of significant contracts, loss of key management personnel, important product developments, significant financing developments and major litigation developments.

“Non-public (or “Inside”) information” is information that has not been disclosed in a manner sufficient to ensure its availability to the investing public. Information should be regarded as non-public until it has been disseminated widely to the investing public, (i.e., through a press release calculated to reach the marketplace), for at least two business days prior to a contemplated securities transaction. When in doubt, information should be presumed to be both non-public and material.

The Securities Compliance Officer: Administration of the Policy Statement is the responsibility of the Company’s Chief Financial Officer (CFO) who is designated as the Securities Compliance Officer, or the CFO’s designee. Questions regarding this Policy Statement should be directed to the CFO or their designee, or in their absence, to outside legal counsel.

Trading Restrictions: To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, all Covered Persons must comply with the “Procedures for the Purchase and Sale of Company Common Stock by Section 16 Insiders,” a copy of which is attached hereto as Exhibit 1.

Violations of the Policy Statement:. Applicable federal laws carry/impose severe monetary and criminal penalties for insider trading violations. In addition, the Company will subject Covered Persons who violate this Policy Statement to appropriate disciplinary action, which could include termination of employment, independent of any governmental action or penalty.

Certification: Each Covered Person must certify by signing and returning the attached certification that he or she has read, understands and will abide by the Insider Trading Policy and the Insider Policy.

Certification

I have read the Company’s Policy Statement on Insider Trading and the Company’s Policy Statement on Insiders, understand the applicability of the Policy Statement to me and my family and agree to abide by both Policy Statements.

Date	Signature

Name (Printed)

Exhibit 1

Procedures for the Purchase and Sale of Company Common Stock by Section 16 Insiders

1.	Filing Requirements in Connection with Transactions

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Each Company director and Company-level executive officer must file a Form 3 with the Securities and Exchange Commission (Commission) within 10 calendar days of becoming a director or executive officer setting forth his or her initial beneficial ownership of Company common stock, even if none.

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Each Company director and Company-level executive officer must file a Form 4 with the Commission before the end of the 2nd business day following the date on which his or her beneficial ownership of Company common stock has changed pursuant to a reportable transaction (subject to an additional 3 business day extension for certain trades pursuant to a Rule 10b5-1 trading plan).

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Each Company director and Company-level executive officer must file either (i) a Form 5 with the Commission within 45 days of year end, reporting any previously unreported transaction that occurred during the preceding fiscal year or (ii) a certification with the Company that no Form 5 is due.

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In the case of most sales of Company common stock (where the amount sold exceeds 5000 shares or $50,000 in value in a three month period), each Company director and Company-level executive officer must file a Form 144 with the Commission at the time he or she places the sale order with the broker or executes the trade directly with a market-maker.

•	These filing requirements are personal obligations of the individual director or executive officer. It is the Company's policy to provide assistance through the Company’s Finance Department.

•	A copy of each filing should be sent to Company’s designated Securities Compliance Officer.

2.	General Insider Trading Provisions

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Any Company director or Company-level executive officer who is aware of any material non-public information regarding the Company or regarding any other company shall not trade directly or indirectly in the stock of the Company or the securities of such other company, or disclose such information to other persons likely to trade in such securities. Company directors and Company- level executive officers must also refrain from recommending the purchase or sale of the Company’s common stock while in possession of material non-public information, and from knowingly assisting anyone who is engaged in any of the activities prohibited by the Company’s insider trading policies.

•	Access to material non-public information will be limited to only those persons with a need to know and who will be informed of their obligations with respect to such information.

•	Company directors and Company-level executive officers may not both buy and sell, or both sell and buy, shares of Company stock within any rolling 6-month period.

•
Company directors and Company-level executive officers may not sell Company stock “short,” trade in Company stock in or through a margin account or otherwise engage in speculative or short-term trading of Company stock.

3.	Notice and Pre-clearance of Transactions

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All Holding Company directors and Company-level executive officers must notify the Company’s designated Securities Compliance Officer not later than 3 business days prior to engaging in any transaction in Company common stock that is not under an established purchase plan.

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All Holding Company directors and Company-level executive officers must pre-clear, in writing, (see Exhibit 1.A) any transactions in Company common stock with the Company’s designated Securities Compliance Officer.

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No Holding Company director or Company-level executive officer shall effect a transaction in Company common stock unless such director has either reviewed and signed a Form 4 covering such transaction, reviewed a Form 4 covering such transaction and authorized it to be signed on his or her behalf under an appropriate power of attorney or otherwise provided for a Form 4 to be timely filed in connection with such transaction.

4.	Quarterly and Event-Specific Blackout Periods

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Holding Company directors and Company-level executive officers will generally not be permitted to trade in Company common stock during the period beginning on and including the Thursday before Board day of the last month of each fiscal quarter of the Company and ending 48-hours after the Company’s public earnings release for such quarter unless such trade is under a 10B5-1 trading plan., or stock option plan.

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The Company may also impose event specific trading bans from time to time in the event of material developments. Depending on the circumstances, these event specific trading bans may be announced or unannounced. If unannounced, Company directors and Company-level executive officers will be informed that trading is not permitted when they contact Company’s designated securities compliance officer to pre-clear the applicable transaction.

Board Review/Approval History:
Approved – December 2024
Approved – December 2023
Approved – December 2022
Approved – December 2021
Approved – December 2020
Approved – December 2019

Exhibit 1-A

Old Point Financial Corporation

Pre-Clearance of Stock Transactions Form
Director/Executive Officer Request for Approval

Part 1 – To be completed by Director/Executive Officer

Date of request:

Name of person making request:

Title/position:	Director

Type of proposed transaction:	Stock Purchase
Ex. Option exercise, sale of stock, purchase of stock or gift of stock

Approximate date of proposed transaction:

Signature

Part 2 – To be completed by Securities Compliance Officer

Approved	Approval Expiration Date:

Disapproved

By:

Date:

Note: SEC regulations require that if you are a Company director or a Company-level executive officer, you must file a Form 4 within two (2) business days of completing a reportable transaction. If you or any member of your family living at the same household, engage in a stock transaction during this approved window, please provide written notice to Scott Wright at swright @oldpoint.com as soon as you execute the transaction. Written notice should include date of transaction, number of shares purchased / sold / transferred, and price per share. Upon notice to Scott Wright, the appropriate SEC filings will be prepared and filed with the SEC utilizing Powers of Attorney on file with the Finance Dept.